Exhibit 10.11

Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077
Telephone: 281-584-1390
Facsimile: 281-584-2510

REVISED
Private & Confidential

Tim Ørting Jørgensen
Via email:    [***]

29th June 2020

Dear Tim,

Following our recent discussions, I am delighted to make you an offer of employment to join Sysco. This offer is conditional upon you commencing employment with us no later than 1st January 2021 and is conditional upon you not being bound by any restrictions imposed upon you or being bound by any obligation to a third party.

Your Appointment
Your appointment will be to the position of Executive Vice President, Foodservice Operations – International, reporting to me, for an initial fixed term of 3 years and continuing thereafter subject to the terms of your Executive Agreement. In this role you will be based from our Sysco Europe office in London. You will be employed by Brakes Bros Limited (“the Company”) in the UK and it is a condition of your employment that you have the right to work from and be based in the UK. The Company will provide you with advice and support in relation to obtaining the necessary right to work in the UK.

Your Fixed Remuneration Package
Please find attached to this email a draft Executive Agreement which sets out your terms and conditions of employment. I can confirm the following key terms of employment;
•A base annual salary of €600,000 per annum, paid in GBP. Quarterly currency exchange adjustment payments will be made if the GBP: Euro exchange rate falls below 1: 1.10. Your base salary will be reviewed annually in September by the Sysco Compensation Committee
•Participation in the Brakes Group Personal Pension plan (the UK based Pension scheme) with a Company contribution of 10% of your base salary. Alternatively, you can elect to receive a cash allowance in lieu of pension contributions of 10% of salary (net of UK statutory deductions for tax and national insurance)

•Entitlement to a Company Car or a cash allowance of 11,500 GBP per annum
•Private medical insurance for you and your family, subject to medical underwriting
•Life Insurance at 4x your annual base salary, subject to the rules of the scheme

Your Variable Remuneration Package
Annual Incentive Plan Bonus

You will be eligible to participate in an annual bonus scheme under which you may receive a bonus payment depending upon the Company’s financial performance and achievement of strategic bonus objectives, which will be defined as appropriate for your role. Your target annual bonus will be 125% of your base annual salary. Your incentive award calculation for FY2021 will be prorated based on your actual base earnings earned during the financial year. Eligibility for the bonus is contingent upon your continued employment through to the end of the financial year.

Long-term Incentive

A recommendation will be made to the Compensation and Leadership Development Committee of the Board of Directors of Sysco Corporation each year to grant you a long-term incentive award representing 275% of your annual base salary. This award may be in the form of stock options, restricted stock units, performance share units (PSUs), or any combination thereof. Such long-term incentive awards will vest over a period of 3 years, as determined by the Compensation Committee of the Board of Directors of Sysco Corporation. For FY2021 and based on a start date of approximately January 1, 2021, you will receive a long-term incentive award equal to €825,000 in the form of Restricted Stock Units (RSUs). The RSUs will vest over 3 years in equal tranches on the first of the month following each anniversary of the date of grant. The grant will be made in February 2021.

Relocation Allowance

You will receive a one-time payment equal to €150,000, payable in GBP within 30 days of the commencement of your employment with the Company, less applicable deduction for tax in the UK. This allowance may be used to pay for expenses you incur in connection with your relocation from Copenhagen to London. In the event that you choose to resign or your employment is brought to an end for any reason other than redundancy (as determined by the Company in its sole discretion) within two years after receipt of the signing-on bonus payment, you agree to repay a pro-rata portion of the net (after tax) amount of the relocation allowance within thirty (30) days of your termination date.

Cash Signing-on Bonus

You will receive a one-time, signing-on bonus equal to €1,000,000, payable in GBP within 30 days of the commencement of your employment with the Company, less applicable deduction for tax in the UK. In the event that you choose to resign or your employment is brought to an end for any reason other redundancy (as determined by the Company in its sole discretion) within one year after receipt of the signing-on bonus payment, you agree to repay 100% of the net (after tax) amount of the signing-on bonus within thirty (30) days of your termination date. In the event that you choose to resign or your employment is brought to an end for any reason other than redundancy (as determined by the Company in its sole discretion) within two years after receipt of the signing-on bonus payment, you agree to repay 50% of the net (after tax) amount of the applicable signing-on bonus within thirty (30) days of your termination date.

Sign-on Equity Award

You will also receive a special one-time Sysco Corporation equity grant valued at €1,000,000 which will be made in the form of Restricted Stock Units (RSUs) that will vest 50% after one year and 50% after two years following the date of grant. The grant will be made in February 2021. You will be required to hold the vested shares, net of shares withheld for taxes, for one additional year.

Stock Ownership Requirement

As an Executive Vice President of Sysco Corporation, you will be required to comply with the Stock Ownership Requirements as set forth in Sysco’s Corporate Governance Guidelines. Five years from your date of hire, you will be required to own Sysco stock valued at four (4) times your salary. During that five-year period, you will be subject to retention requirements until your holdings meet or exceed the ownership requirements.

External Board Seat

You may hold no more than one Board seat for another organization while in this role. Any such Board seat must be “non-conflicting” defined as both a conflict of interest (e.g., competitor, etc.) and conflicting due in ability to fulfill Sysco responsibilities based on the time commitment needed to serve on the proposed board. Determination of this conflict will be made jointly by Sysco’s General Counsel/Corporate Secretary and me.

This offer is contingent upon approval by the Board of Directors of your appointment as an executive officer of Sysco Corporation.

Tim, we are excited to have you join the Sysco team and look forward to your contributions to our future success.

If you have any questions, please contact Paul Moskowitz or me.

Sincerely,

/s/Kevin P. Hourican

Kevin P. Hourican
President and Chief Executive Officer

Agreed and Accepted:                Confirmed Start Date: 1/1/2021

/s/Tim Ørting Jørgensen
Tim Ørting Jørgensen

cc:    Paul T. Moskowitz, Executive Vice President, Human Resources
    Eve McFadden, Senior Vice President, Legal, General Counsel and Corporate Secretary
    Erin C. Packwood, Vice President, Total Rewards
    Sebastian Skalany, Sr. Director, Compensation